Exhibit 21.1
List of Subsidiaries

Entity	Jurisdiction of Organization
AdColony AB	Sweden
AdColony ApS	Denmark
AdColony AS	Norway
AdColony GmbH	Germany
AdColony Holding AS	Norway
AdColony Holdings US, Inc.	Delaware, USA
AdColony India Pte Ltd	India
AdColony Japan LLC	Japan
AdColony Korea Ltd	South Korea
AdColony Poland sp.z.o.o	Poland
AdColony Singapore Pte Ltd	Singapore
AdColony, Inc.	Delaware, USA
Digital Turbine (EMEA) Ltd.	Israel
Digital Turbine AdColony AS	Norway
Digital Turbine Asia Pacific Pty Ltd.	Australia
Digital Turbine Germany GmbH	Germany
Digital Turbine LATAM Servicos de Intermediacao de Midia LTDA.	Brazil
Digital Turbine Luxembourg S.a.r.l.	Luxembourg
Digital Turbine Media, Inc.	Delaware, USA
Digital Turbine Singapore Pte Ltd.	Singapore
Digital Turbine USA, Inc.	Delaware, USA
Digital Turbine, Inc.	Delaware, USA
Fyber B.V.	The Netherlands
Fyber Digital UK Ltd.	United Kingdom
Fyber GmbH	Germany
Fyber Inc.	California, USA
Fyber Media GmbH	Germany
Digital Turbine (IL) Ltd. (fka Fyber Monetization Ltd.)	Israel
Fyber RTB GmbH	Germany
In APP Video Services UK LTD	United Kingdom
Inneractive USA Inc.	New York, USA
Mobile Posse, Inc.	Delaware, USA
Digital Turbine Reklam Pazarlama VE Ticart Anonim Sirketi (fka Mobilike Mobil Reklam Pazarlama VE Ticaret A.S.)	Turkey
Pocketgear Deutschland GmBH	Germany
Triapodi Inc.	Delaware, USA
Triapodi Ltd. (d/b/a Appreciate)	Israel
DT One App Store, Inc.	Delaware, USA
One Store App NL	The Netherlands